Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No.1 to Form S-1 of our report dated September 30, 2025, which includes an explanatory paragraph regarding the Company’s ability to continue as going concern, relating to the financial statements of American Drive Acquisition Company (fka American Dynamism Acquisition Company), as of August 29, 2025, and for the period from July 15, 2025 (inception) through August 29, 2025, which is contained in that Prospectus.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

October 24, 2025

Updated Dec. 3, 2020	Page 1 of 1